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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (date of earliest event reported) June 1, 1999

                             SFX ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                0-24017                     13-3977880
(State or other jurisdiction     (Commission               (I.R.S. Employer
    of incorporation)             File No.)               Identification No.)


                               650 MADISON AVENUE
                                   16TH FLOOR
                            NEW YORK, NEW YORK 10022
          (Address, including zip code, of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 838-3100




                                    No Change

               --------------------------------------------------
         (Former name or former address, if changed since last report.)


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                             SFX ENTERTAINMENT, INC.

ITEM 5.           OTHER EVENTS.

                  Reference is made to the press release of SFX Entertainment, Inc. ("SFX"), dated June 1, 1999, attached hereto as Exhibit 99.1 and incorporated by reference. The press release discloses that SFX has entered into a definitive agreement to acquire substantially all of the assets of Livent Inc. and its subsidiaries (collectively, "Livent"), including Livent's theaters in New York, Chicago, and Toronto and the rights to current and future Livent productions. The purchase price for the acquisition consists of: (i) cash consideration of approximately $77.8 million (subject to certain adjustments, including adjustments for pre-sold tickets and working capital diminution which are presently anticipated to reduce the cash purchase price by an amount in excess of $5 million), (ii) a deferred payment obligation having a present value under the contract terms of approximately $17.4 million, (iii) warrants to purchase up to 600,000 shares of SFX's Class A common stock having exercise prices ranging between $120 and $200 per share and a five year exercise period and (iv) a contingent payment of $5,000,000 based upon Livent's ability to deliver certain theatrical rights in a form acceptable to SFX. The consummation of the acquisition is subject to approval by bankruptcy courts in the United States and Canada having jurisdiction over Livent's pending bankruptcy proceedings as well as regulatory approvals in both countries.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         C.       Exhibits.

                  Description                                       Exhibit
                  -----------                                       -------
                  Press Release dated June 1, 1999                  99.1





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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SFX ENTERTAINMENT, INC.

Dated: June 2, 1999    By:  /s/ Howard J. Tytel
                            ----------------------------------------
                        Name:    Howard J. Tytel
                        Title:   Executive Vice President, General Counsel,
                                 Secretary and Member of the Office of the
                                 Chairman














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                                  EXHIBIT INDEX

Description                                        Exhibit
-----------                                        -------

Press Release dated June 1, 1999                   99.1











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